Exhibit 21.1

Wholly-owned Subsidiaries of ForeverGreen Worldwide Corporation

ForeverGreen International, LLC

Utah limited liability company

Productos Naturales Forevergreen Internacional en Mexico S.A. de C.V.

Mexican corporation

FVGR Colombia S.A.S.

Costa Rican corporation

CR-3-101-607360 S.A.

Costa Rica

ForeverGreen Chile SpA.

Chile corporation

Forevergreen (Aust & NZ) Pty, Ltd

Australian corporation

ForeverGreen Singapore

Singapore corporation

ForeverGreen S.A.

Ecuador

Productos Naturales ForeverGreen de Espana SL

Spain

ForeverGreen NZ Limited

New Zealand

ForeverGreen IP, LLC

Utah Limited Liability Company

ForeverGreen (HK) Limited

Hong Kong

FG International LLP

India

ForeverGreen Peru S.A.C.

Peru

ForeverGreen International Taiwan LTD

Taiwan

ForeverGreen Japan (KK)

Japan

Forevergreen Dominicana S.R.L.

Dominican Republic

.

ForeverGreen SP z.o.o ,

Poland

ForeverGreen Team B.V

Netherlands

FGXpress do Brasil Comercio de Alimentos LTDA

Brazil

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